Exhibit 99.1

               Lawson Announces Preliminary First Quarter Results

     ST. PAUL, Minn.--(BUSINESS WIRE)--Sept. 15, 2004---

       Conference call is Thursday, Sept. 30, 2004 at 4:30 pm ET (3:30 CT)

     Lawson Software, Inc. (Nasdaq:LWSN) today announced preliminary first quarter fiscal 2005 results. The company expects total revenues of approximately $82 million, including license revenues of approximately $13 million. The company also expects to report GAAP net loss per share of $0.01 to $0.02 and non-GAAP earnings per share of break-even to $0.01, adjusting for approximately $2 million of items consisting primarily of non-cash stock-based compensation, amortization of acquired software and intangibles and acquired maintenance contracts, and a deferred tax valuation allowance.
     "In our first quarter, Lawson experienced what many other enterprise software companies have recently announced - lower business activity, longer customer decision cycles, and contract deferrals," said Coughlan. "Issues affecting our industry including uncertainty related to the pending decision on United States of America v. Oracle, the prospect of industry consolidation, and priorities such as Sarbanes-Oxley impacting customers' capital spending on software adversely impacted Lawson's software licensing activity as well. Although I am disappointed in the low level of licensing activity in the quarter, I am pleased with our ability to manage business expenses aggressively and lessen the impact on our EPS. In addition, we remain committed to increasing non-GAAP profitability and operating margin expansion on a full-year basis compared to fiscal 2004 results. We are focused on continued prudent management of our business."
     Coughlan also commented, "Lawson continues to be a compelling choice for mid to large size services-oriented organizations' ERP business needs, and our 2,000 customers know Lawson has a strong, competitive standing as one of the key ERP providers in the marketplace."
     Lawson will release its first quarter results Thursday, Sept. 30, 2004, after the market closes. The company will host a conference call to discuss its first quarter results and future outlook at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) Sept. 30, 2004.
     Interested parties may listen to the call by dialing 888-603-9617 (passcode Lawson 930) and international callers 1-517-308-9002. A live webcast will also be available on www.lawson.com. Interested parties should dial into the conference call or access the webcast approximately 10-15 minutes before the scheduled start time.
     A replay will be available approximately one hour after the conference call concludes and will remain available through Friday, Oct. 8. The replay number is 888-568-0403 and international 1-402-530-7940. The webcast will remain on www.lawson.com for approximately two weeks.

     About Lawson Software

     Lawson Software provides business application software and services that put time on the side of services organizations in the healthcare, retail, government and education, banking and insurance and other markets. Lawson's software suites include enterprise performance management, distribution, financials, human resources, procurement, retail operations and service process optimization. Headquartered in St. Paul, Minn., Lawson has offices and affiliates serving North and South America, Europe, and Africa. Additional information about Lawson is available at www.lawson.com.

     Non-GAAP Financial Measures

     Lawson provides non-GAAP results as supplemental information to GAAP operating results. These non-GAAP results exclude certain expenses and non-cash charges such as stock-based compensation, amortization of acquired intangibles, amortization of acquired maintenance contracts, and a deferred tax asset valuation allowance. Lawson believes that this presentation facilitates comparison by investors, analysts, and others of our operating results with other companies in our peer group as well as to Lawson's historical results. Management uses non-GAAP operating results to evaluate short-term and long-term operating trends in Lawson's core software operations. Non-GAAP operating results are not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to operating results determined in accordance with GAAP. Further, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

     Forward-Looking Statements

     This press release contains forward-looking statements that contain risks and uncertainties. These forward-looking statements contain statements of intent, belief or current expectations of Lawson Software, Inc., and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. The final results for the first quarter of fiscal 2005 of Lawson Software may differ from the preliminary results discussed above. The company's ability to achieve increased non-GAAP margins and profitability for fiscal 2005 requires that the company obtain cost savings from expense control measures that have not yet been fully determined. The company is not obligated to update forward-looking statements based on circumstances or events which occur in the future. In addition to factors discussed above, risks and uncertainties that may cause such differences include but are not limited to: uncertainties in the software industry; global military conflicts; terrorist attacks in the United States, and any future events in response to these developments; changes in conditions in the company's targeted service industries; increased competition and other risk factors listed in the company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and as included in other documents the company files from time to time with the Commission.

     CONTACT: Lawson Software, St. Paul
              Media Contact:
              Terry Blake, 651-767-4766
              terry.blake@lawson.com
              or
              Investor and Analyst Contact:
              Barbara Doyle, 651-767-4385
              barbara.doyle@lawson.com